Exhibit 23.3



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
QNB Corp.:

We consent to the incorporation by reference in the registration statement for the 2005 Stock Incentive Plan on Form S-8 of QNB Corp. of our report dated February 20, 2004, with respect to the consolidated balance sheet of QNB Corp. as of December 31, 2003, and the related consolidated statements of income, shareholders' equity, and cash flows, for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2004, annual report on Form 10-K of QNB Corp.

/s/ KPMG LLP
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Philadelphia, Pennsylvania
June 20, 2005